Exhibit 99.1
PRESS RELEASE

Contact:	Investors:
Kevin C. O’Boyle	Patrick F. Williams
EVP & Chief Financial Officer	Vice President, Finance
NuVasive, Inc.	NuVasive, Inc.
858-909-1998	858-638-5511
investorrelations@nuvasive.com	investorrelations@nuvasive.com

Media:
Jason Rando
The Ruth Group
646-536-7025
jrando@theruthgroup.com
NuVasive Announces Upcoming Departure of Chief Financial Officer
SAN DIEGO, September 2, 2009 - NuVasive, Inc. (Nasdaq: NUVA), a medical device company focused on developing products for minimally disruptive surgical treatments for the spine, announced today that Kevin O’Boyle, Executive Vice President & Chief Financial Officer, has informed NuVasive of his resignation from his position so that he is able to attend to personal and family obligations. The Company is currently engaged in a search for a new Chief Financial Officer. Mr. O’Boyle plans to remain with the Company until December 31, 2009, or potentially longer, to assist in the recruitment of his replacement and to effect an orderly transition.
“I have thoroughly enjoyed serving as part of the management team of NuVasive, helping to build the Company into a major player in the spine industry with a unique culture of Absolute Responsiveness,” Mr. O’Boyle said. “Unfortunately, personal obligations make a long term position as CFO of NuVasive extremely difficult to maintain. I would like to thank all NuVasive shareowners for making my time at NuVasive a remarkable one.”
Alex Lukianov, Chairman and Chief Executive Officer, said, “Kevin has been part of our executive team for the past 6 years, from fundraising as a private company, to our initial public offering, to helping build our corporate infrastructure for long term growth and continued market share gains. We thank him for his contributions to the Company and wish him well as he attends to important family and personal matters.

Mr. Lukianov continued, “Our financial and business condition is vibrant and healthy as we continue to expand our presence in the market. We have begun the comprehensive search process to identify a new CFO and will be conducting a thorough review to identify the best possible leader to help take us to $1 billion in sales and beyond in concert with expanding profitability and an outstanding financial infrastructure.”
About NuVasive
NuVasive is a medical device company focused on the design, development and marketing of products for the surgical treatment of spine disorders. The Company’s product portfolio is focused on applications in the over $4.6 billion U.S. spine fusion market. The Company’s current principal product offering includes a minimally disruptive surgical platform called Maximum Access Surgery, or MAS®, as well as a growing offering of cervical and motion preservation products.
The MAS platform offers advantages for both patients and surgeons such as reduced surgery and hospitalization time and faster recovery. MAS combines three categories of current product offerings: NeuroVision® a proprietary software-driven nerve avoidance system; MaXcess® a unique split-blade design retraction system; and specialized implants, like SpheRx® and CoRoent®, that collectively minimize soft tissue disruption during spine surgery while allowing maximum visualization and surgical reproducibility. NuVasive’s product offering is also focused on cervical internal fixation products and its R&D pipeline emphasizes both MAS and motion preservation. NuVasive’s Biologic product portfolio includes FormaGraft®, Osteocel® Plus, and the Progentix products, all of which are intended to facilitate fusion and complement the core fixation products.
NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to: the uncertain process of seeking regulatory approval or clearance for NuVasive’s products or devices, including risks that such process could be significantly delayed; the possibility that the FDA may require significant changes to NuVasive’s products or clinical studies; the risk that products may not perform as intended and may therefore not achieve commercial success; the risk that competitors may develop superior products or may have a greater market position enabling more successful commercialization; the risk that additional clinical data may call into question the benefits of NuVasive’s products to patients, hospitals and surgeons; and other risks and uncertainties more fully described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.
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